Exhibit 99.01

Seneca Biopharma Reports 2020 Third Quarter Results

GERMANTOWN, Md., November 10, 2020 -- Seneca Biopharma, Inc. (Nasdaq: SNCA), a biopharmaceutical company focused on developing novel treatments for diseases of high unmet medical need, today reported its financial results for the quarter ended September 30, 2020.

Business Highlights for 2020 to date.

During 2020, the Company achieved the following business milestones:

•	Completed offerings resulting in net proceeds of over $14.7 million.

•	Continued progress on both the Company’s out-licensing effort to partner NSI-566 and NSI-189 programs and initiative to in-license or acquire novel therapeutics.

•	Appointed Matthew W. Kalnik, Ph.D. as President and Chief Operating Officer and Dane R. Saglio as Chief Financial Officer.

•	Announced the completion of the last subject’s follow-up assessment in the Company's non-GCP Phase II trial evaluating NSI-566, for the treatment of chronic ischemic stroke.

•	Announced that as a result of feedback received from the FDA, Seneca believes that the existing Phase 1 and 2 trial results support moving into a Phase 3 clinical study for ALS.

•	Completion of the Company’s stem cell manufacturing facility in Suzhou, China which will be used to manufacture NSI-566 for clinical trials within China.

Financial Results for the Quarter Ended September 30, 2020

Cash Position and Liquidity: At September 30, 2020, cash was approximately $12.7 million as compared to approximately $15.8 million at June 30, 2020.

Operating Loss: Operating loss for the quarter ended September 30, 2020 was $2.3 million compared to a loss of $2.1 million for the comparable 2019 period. For the nine-month period ended September 30, 2020, the operating loss was $6.3 million versus $6.5 million for the nine months ended September 30, 2019. The decrease in operating loss for 2020 was primarily due to a decrease in R&D expenses as we continue to wind down the clinical programs. This decrease was partially offset by an increase in G&A expenses which reflects an enhanced management structure to support corporate objectives as compared to the same period of 2019.

Net Loss: Net loss for the quarter ended September 30, 2020 was $2.3 million, or $0.13 per share, compared to a loss of $1.8 million, or $0.59 per share on a post-reverse stock-split basis, for the same period in 2019. For the 2020 nine-month period the net loss was $11.8 million, or $0.93 per share versus a net loss of $6.3 million, or $4.80 per share for the same period in 2019. The 2020 increase in net loss was primarily attributed to a non-cash expense of $5.6 million related to the January 2020 warrant inducement transaction.

Seneca Biopharma, Inc.

Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2020	2019

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,651,728	$5,114,917
Trade and other receivables	8,779	21,064
Prepaid expenses	1,431,398	510,900
Assets held for sale	899,538	-
Total current assets	14,991,443	5,646,881

Property and equipment, net	15,040	41,036
Patents, net	152,625	668,936
ROU and other assets	10,439	227,036
Total assets	$15,169,547	$6,583,889

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$577,558	$824,406
Accrued bonuses	98,750	135,686
Short-term note and other current liabilities	-	264,665
Liabilities associated with assets held for sale	325,812
Total current liabilities	1,002,120	1,224,757

Warrant liabilities, at fair value	44,954	84,596
Lease liability, net of current portion	-	148,543
Total liabilities	1,047,074	1,457,896

STOCKHOLDERS' EQUITY
Preferred stock, 7,000,000 shares authorized, $0.01 par value; 200,000 shares issued and outstanding at September 30, 2020 and December 31, 2019	2,000	2,000
Common stock, $0.01 par value; 300,000,000 shares authorized, 17,295,703 and 3,866,457 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	172,957	38,665
Additional paid-in capital	247,775,027	227,067,058
Accumulated other comprehensive loss	(3,986)	(6,186)
Accumulated deficit	(233,823,525)	(221,975,544)
Total stockholders' equity	14,122,473	5,125,993
Total liabilities and stockholders' equity	$15,169,547	$6,583,889

Page | 2

Seneca Biopharma, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenues	$2,500	$2,500	$11,020	$12,894

Operating expenses:
Research and development expenses	466,014	825,486	1,608,935	3,294,402
General and administrative expenses	1,880,122	1,301,189	4,683,539	3,217,613
Total operating expenses	2,346,136	2,126,675	6,292,474	6,512,015
Operating loss	(2,343,636)	(2,124,175)	(6,281,454)	(6,499,121)

Other income (expense):
Interest income	7,731	15,234	27,935	55,086
Interest expense	(3,586)	(1,913)	(14,015)	(4,437)
Warrant inducement expense	-	-	(5,620,089)	-
Gain on fair value of liability classified warrants	17,669	320,785	39,642	416,796
Other income (expense)	-	26,935	-	(282,371)
Total other income (expense)	21,814	361,041	(5,566,527)	185,074

Net loss	$(2,321,822)	$(1,763,134)	$(11,847,981)	$(6,314,047)

Net loss per share - basic and diluted	$(0.13)	$(0.59)	$(0.93)	$(4.80)

Weighted average common shares outstanding - basic and diluted	17,306,672	2,975,779	12,713,094	1,316,597

Comprehensive loss:
Net loss	$(2,321,822)	$(1,763,134)	$(11,847,981)	$(6,314,047)
Foreign currency translation adjustment	3,180	(4,501)	2,200	(7,257)
Comprehensive loss	$(2,318,642)	$(1,767,635)	$(11,845,781)	$(6,321,304)

Page | 3

About Seneca Biopharma, Inc.

Seneca Biopharma, Inc., is a clinical-stage biopharmaceutical company developing novel treatments for diseases of high unmet medical need. The Company is in the process of transforming the organization through the acquisition or in-licensing of new science and technologies, to develop with the goal of providing meaningful therapies for patients.

Cautionary Statement Regarding Forward Looking Information:

This news release contains "forward-looking statements" made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "seek" or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Seneca’s periodic reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Reports on Form 10-Q as well as and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

Contact:

Hibiscus Bioventures
josh@hibiscusbio.com

Page | 4